Exhibit 99.1

For Immediate Release
Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8319	Media Contact: Jeanne Norcross Director Corporate Communications (616) 878-2830

Spartan Stores Announces Fiscal 2003 First-Quarter Financial Results
Returns to Operating Profitability on an Adjusted Basis

GRAND RAPIDS, MICHIGAN--July 31, 2002--Spartan Stores, Inc., (Nasdaq: SPTN) today reported financial results for its fiscal 2003 first quarter ending June 22, 2002.

Consolidated net sales for fiscal 2003's 12-week first quarter decreased 8.0 percent to $765.6 million from $832.5 million in last year's first quarter. The overall sales decline was due to competitive market conditions in the company's Ohio retail market and continued soft economic conditions in its Michigan and Ohio markets. Retail comparable-store sales for the first quarter declined 8.0 percent. Adjusting for the early Easter holiday, comparable-stores sales declined 6.7 percent for the quarter.

"Although the quarterly sales performance remains well below our goals, we are pleased to have returned our operations to profitability on an adjusted basis just one quarter after reporting our first loss as a public company," said Spartan Stores' Chairman, President, and Chief Executive Officer, James B. Meyer. "We believe that many of the recent fundamental changes made to our operations are beginning to produce the expected improvements. More favorable sales trends gained momentum as the first quarter progressed and we are seeing early signs that the improvements are continuing into the second quarter. We are continuing to press forward on company-wide operational and financial initiatives that we expect to gradually raise our current performance.

"As we continue an intense focus on improving profitability and retail operational performance, we will be closing 10 under-performing stores in our Ohio region and two stores in our Michigan region early in the third quarter. We are firmly committed to improving our competitive position in the Ohio market and will be closing stores that are in outlying geographic areas and have low market share, or that we believe can be economically consolidated to better serve our customers from our other store locations. We expect retail operating profits to improve by approximately $3 million annually from the store closings and inventory liquidations to yield approximately $8 million in cash proceeds that will be used to reduce related trade payables and bank debt levels, strengthening our balance sheet. Our commitment to the Ohio market is evident in our store-

remodeling program in which we will complete the two remaining store remodel projects currently in progress during the second quarter, and have made remodeling commitments for an additional six stores in the greater Toledo area during the second half of fiscal 2003."

Gross margin for the first quarter declined by 50 basis points to 16.8 percent from last year's 17.3 percent. The decline was primarily due to a higher mix of lower margin convenience store business. As a percentage of sales, first-quarter selling, general, and administrative (SG&A) expense, including depreciation and amortization, rose to 17.7 percent of sales compared with 15.5 percent for the corresponding period last year. SG&A expense included a $450,000 charge due to termination of the company's high-yield, senior subordinated debt offering during the first quarter and $13.0 million in charges related to the store closings. Excluding these items, SG&A as a percentage of sales increased 50 basis points to 16.0 percent from 15.5 percent for the corresponding period last year. The increase was principally due to the decline in sales, reducing leverage against fixed costs. Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA) excluding the unusual charges, decreased to $16.9 million compared with $26.9 million in last year's first quarter. The first quarter EBITDA results represent a 33.8 percent improvement in EBITDA over the $12.6 million reported in fiscal 2002's fourth quarter on relatively flat quarter-over-quarter sales.

Reported net loss for the first quarter totaled $43.8 million, or $2.21 per diluted share, and included $35.4 million, or $1.79 per diluted share, in after tax non-cash charges related to the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets." Excluding the after tax effect of store closings, terminated debt offering charges, and the non-cash loss for the effect of adopting SFAS No. 142, first-quarter net earnings were $398 thousand, or $0.02 per diluted share, compared to $5.6 million, or $0.29 per diluted share, in last year's first quarter. Fiscal 2002's first quarter included goodwill amortization that reduced net income by $693 thousand, or $0.04 per diluted share.

"We are continuing to evaluate corporate-wide operational structures and programs to improve our financial performance and competitive market position," continued Mr. Meyer. "Certain marketing programs initiated over the past year are not meeting performance expectations and are restraining profit improvements. We have listened to our customers and are reassessing the programs. Over the next two quarters we will revise the programs in a manner that allows our customers to realize additional product cost savings, while increasing the flexibility necessary to manage their own merchandising programs. We expect these and other changes to reduce the costs of maintaining the marketing programs, while providing a more effective sales strategy. We are also continuing to improve our category management function by making additional changes to our merchandising efforts that will provide dedicated perishable and non-perishable merchants for both our retail and distribution business segments. Through this effort, we expect to improve service to our customers in both business segments by providing more strategically targeted product offerings.

"We are confident that we have now moved beyond a very challenging period," Mr. Meyer added. "We will continue our focus on the basics of retailing by providing consumers with a pleasant shopping environment, convenient locations, quality products, and a high level of customer service. We believe that a strong focus on the basics along with keen customer focused marketing and merchandising programs will ensure continued improvement in our competitive position, sales growth, and profitability. We expect sales growth and profitability trends to improve as we progress through each quarter of fiscal 2003."

A telephone conference call to discuss the Company's first-quarter financial results is scheduled for 9:00 a.m. Eastern Time, Thursday, August 1, 2002. A live webcast of this conference call will be available on the Company's website, www.spartanstores.com. Simply click on "Investor Information" and follow the links to the live webcast. The webcast will remain available for replay on the Company's website for approximately ten days.

Spartan Stores, Inc., (Nasdaq:SPTN) Grand Rapids, Michigan, owns and operates 100 supermarkets and 25 deep-discount drug stores in Michigan and Ohio, including Ashcraft's Markets, Family Fare Supermarkets, Food Town, Glen's Markets, Great Day Food Centers, Prevo's Family Markets and The Pharm. The Company also distributes more than 40,000 private-label and national brand products to more than 330 independent grocery stores and serves as a wholesale distributor to 6,600 convenience stores.

This press release contains forward-looking statements about Spartan Stores' plans, strategies, objectives, goals, or expectations. These forward-looking statements are identifiable by words or phrases indicating that Spartan Stores or management "expects," "anticipates," "projects," "plans," "believes," "intends," or is "optimistic" or "confident" that a particular occurrence "may result," "could result" or "will likely result" or that a particular event "may occur" or "will likely occur" in the future or similarly stated expectations. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Our ability to strengthen our Ohio retail-store performance; improve sales growth; increase profit margin; reduce operating cost structures; and implement the other plans strategies, objectives, goals or expectations described in this press release will be affected by, among other factors, competitive pressures among food retail and distribution companies; changes in economic conditions generally or in the markets and geographic areas that we serve; integration of our acquisitions and our retail and distribution operations; adverse effects of the changing food and distribution industries; sales declines; loss of customers or suppliers; changes in the interest rate environment; continued compliance with our credit facility; and labor shortages or stoppages. Additional information about these and other factors that may adversely affect these forward-looking statements are contained in Spartan Stores' reports and filings with the Securities and Exchange Commission. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

SPARTAN STORES, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA
(In thousands, except per share data)
(Unaudited)

	First Quarter Ended (12 weeks)

	June 22, 2002	June 23, 2001

Net sales	$765,621	$832,508
Cost of sales	637,212	688,568
Gross margin	128,409	143,940

Operating expenses
Selling, general and administrative	112,905	118,188
Provision for store closing and asset impairment	13,000	--
Depreciation and amortization	9,917	10,639
Total operating expenses	135,822	128,827

Operating income (loss)	(7,413)	15,113

Non-operating expense (income)
Interest expense	5,570	6,712
Interest income	(338)	(412)
Other gains, net	(8)	(18)
Total non-operating expense, net	5,224	6,282

Earnings (loss) before income taxes, discontinued
operations and cumulative effect of a change in
accounting principle	(12,637)	8,831
Income taxes	(4,257)	3,230

Earnings (loss) from continuing operations	(8,380)	5,601

Earnings from discontinued insurance
segment (net of taxes)	4	2
Earnings (loss) before cumulative effect of a
change in accounting principle	(8,376)	5,603

Cumulative effect of a change in accounting
principle (less provision for taxes of $6,223)	(35,377)	--

Net earnings (loss)	$(43,753)	$5,603

Basic and diluted earnings (loss) per share:
Earnings (loss) from continuing operations	$(0.42)	$0.29
Cumulative effect of a change in accounting
principle	(1.79)	--
Net earnings (loss)	$(2.21)	$0.29

Weighted average number of shares outstanding:
Basic	19,795	19,283
Diluted	19,796	19,471

*EBITDA	$16,853	$26,909

* Earnings from continuing operations before interest, income taxes, depreciation and amortization, excluding restructuring charges, other non-real estate gains, non-real estate interest income, and adding back Michigan single business tax booked as SG&A

SPARTAN STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 22, 2002 (Unaudited)	March 31, 2002
ASSETS

Current assets
Cash and cash equivalents	$7,346	$13,903
Marketable securities	1,565	10,370
Accounts receivable, net	83,783	84,533
Inventories	195,727	179,319
Other current assets	11,691	9,119
Total current assets	300,112	297,244

Other assets
Goodwill, net	113,643	155,243
Other, net	25,805	25,738
Total other assets	139,448	180,981

Property and equipment, net	255,531	268,315

Total assets	$695,091	$746,540

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$99,961	$90,327
Accrued payroll and benefits	25,232	26,624
Insurance reserves	16,530	17,263
Other accrued expenses	31,318	23,371
Current maturities of long-term debt	32,658	25,948
Total current liabilities	205,699	183,533

Deferred taxes on income	3,564	14,490

Other long-term liabilities	33,850	21,840

Long-term debt	265,029	295,185

Shareholders' equity
Common stock, voting, no par value, authorized 50,000 shares, outstanding 19,810 shares and 19,766	115,987	115,722
Preferred stock, non-voting, no par value; 10,000 authorized; no shares issued or outstanding	--	--
Accumulated other comprehensive loss	(3,677)	(2,622)
Retained earnings	74,639	118,392

Total shareholders' equity	186,949	231,492

Total liabilities and shareholders' equity	$695,091	$746,540